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EXHIBIT 12

PROTECTIVE LIFE CORPORATION

	Year Ended December 31
	2002	2001	2000	1999	1998
Computation of Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products
Income from Continuing Operations before Income Tax	$267,203	$209,596	$211,675	$203,389	$181,971
Add Interest Expense on Debt and Preferred Securities (1)	25,837	32,870	34,152	32,140	32,124
Add Imputed interest on operating leases	3,667	2,900	2,885	2,264	2,274

Earnings before Interest and Taxes	$296,707	$245,366	$248,712	$237,793	$216,369
Interest Expense on Debt and Preferred Securities (1)	$25,837	$32,870	$34,152	$32,140	$32,124
Add Imputed interest on operating leases	3,667	2,900	2,885	2,264	2,274

Interest Expense and Imputed Interest on Operating Leases	$29,504	$35,770	$37,037	$34,404	$34,398
Earnings before Interest and Taxes divided by Interest Expense and Imputed Interest on Operating Leases	10.1	6.9	6.7	6.9	6.3
Computation of Ratio of Consolidated Earnings to Fixed Charges
Income from Continuing Operations before Income Tax	$267,203	$209,596	$211,675	$203,389	$181,971
Add Interest Expense on Debt and Preferred Securities (1)	25,837	32,870	34,152	32,140	32,124
Add Imputed interest on operating leases	3,667	2,900	2,885	2,264	2,274
Add Interest Credited on Investment Products	900,930	944,098	766,004	331,746	352,721

Earnings before Interest, Interest Credited on Investment Products and Taxes	$1,197,637	$1,189,464	$1,014,716	$569,539	$569,090
Interest Expense on Debt and Preferred Securities (1)	25,837	32,870	34,152	32,140	32,124
Add Imputed interest on operating leases	3,667	2,900	2,885	2,264	2,274
Add Interest Credited on Investment Products	900,930	944,098	766,004	331,746	352,721

Interest Expense, Imputed Interest on Operating Leases and Interest Credited on Investment Products	$930,434	$979,868	$803,041	$366,150	$387,119
Earnings before Interest, Interest Credited on Investment Products and Taxes divided by Interest Expense, Imputed Interest on Operating Leases and Interest Credited on Investment Products	1.3	1.2	1.3	1.6	1.5

(1)
Preferred Securities consist of 9% Cumulative Monthly Income Preferred Securities, Series A (MIPS) redeemed in 1999, 8.25% Trust Originated Preferred Securities (TOPrS) redeemed in 2002, 7.5% TOPrS issued in 2001, 7.25% TOPrS issued in 2002, and 6.5% TOPrS a component of the 6.5% FELINE PRIDES (PRIDES) redeemed in 2001. Distributions on the MIPS were $4,950 in 1998 and $2,475 in 1999. Distributions on the TOPrS was $6,190 in 1998, 1999, and 2000, $7,890 in 2001, and $14,770 in 2002. Distributions on the PRIDES were $7,472 in 1998, 1999, and 2000, and $992 in 2001.

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  EXHIBIT 12